Exhibit 99.1

Westlake Corporation Appoints New Director to its Board

HOUSTON, December 10, 2024 – Westlake Corporation (NYSE: WLK) announced that Mr. Roger A. Cregg has been appointed to the company’s board of directors. Mr. Cregg succeeds Mr. Marius A. Haas who, as previously disclosed, informed the board that he intended to retire from the board effective upon the appointment of his successor. Mr. Haas’ retirement from the board was effective on December 10, 2024.

“We are delighted that Roger has agreed to join our board,” said Westlake Corporation Executive Chairman Albert Chao. “He brings a unique combination of experience and in-depth knowledge about the home building and other industries. We look forward to working with him as he shares his perspectives with the board. We would also like to thank Marius Haas for his dedication and wise counsel over the last several years.”

Mr. Cregg, 68, most recently served as President, Chief Executive Officer, and Director of AV Homes, Inc., from December 2012 until its sale to Taylor Morrison Homes in October 2018. From August 2011 through November 2012, he served as Senior Vice President of Finance and Chief Financial Officer of The ServiceMaster Company. He served as Executive Vice President and Chief Financial Officer of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.) from May 2003 to May 2011; and as Senior Vice President and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2003. Mr. Cregg also served as Executive Vice President and Chief Financial Officer of Zenith Electronics Corporation from 1996 to 1998; Vice President and Chief Financial Officer of Sweetheart Cup Company, Inc. from 1990 to 1996; and Vice President of Mead Corporation from 1989 to 1990. Mr. Cregg began his career at Continental Can Company, where he held a variety of accounting, finance, and administration roles. Mr. Cregg has served on the Board of Directors of Comerica Incorporated since December 2006; the Board of Directors of Sterling Infrastructure Inc. since May 2019; and the Board of Directors of Minto Group since July 2024. Previously, Mr. Cregg served on the Board of Directors of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009. Mr. Cregg received a bachelor’s of science degree in accounting from Northeastern University and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the Company’s web site at www.westlake.com.

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